Exhibit (h)(i)
FUND ADMINISTRATION SERVICING AGREEMENT
     THIS AGREEMENT is made and entered into as of this 1st day of September, 2005, by and between Optimum QTM Funds, a Delaware statutory trust (the “Trust”), and U.S. Bancorp Fund Services, LLC, a Wisconsin limited liability company (“USBFS”).
     WHEREAS, the Trust is registered under the Investment Company Act of 1940, as amended (the “1940 Act”), as an open-end management investment company, and is authorized to issue shares of beneficial interest in separate series, with each such series representing interests in a separate portfolio of securities and other assets;
     WHEREAS, USBFS is, among other things, in the business of providing fund administration services for the benefit of its customers; and
     WHEREAS, the Trust desires to retain USBFS to provide fund administration services for each series of the Trust listed on Exhibit A hereto (as amended from time to time) (each a “Fund”, collectively the “Funds”).
     NOW, THEREFORE, in consideration of the promises and mutual covenants herein contained, and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto, intending to be legally bound, do hereby agree as follows:
1.	Appointment of USBFS as Administrator

The Trust hereby appoints USBFS as administrator of the Trust on the terms and conditions set forth in this Agreement, and USBFS hereby accepts such appointment and agrees to perform the services and duties set forth in this Agreement.

2.	Services and Duties of USBFS

USBFS shall provide the following fund administration services for the Funds, including but not limited to:
A.	General Fund Management:
(1)	Act as liaison among all Fund service providers.

(2)	Supply:
a.	Corporate secretarial services.

b.	Office facilities (which may be in USBFS’s or its affiliate’s own offices).

c.	Non-investment-related statistical and research data as needed.
(3)	Coordinate the Trust’s Board of Trustees’ (the “Board of Trustees” or the “Trustees”) communications, such as:

a.	Assist the Trust and Fund counsel and Adviser in establishing meeting agendas.

b.	Prepare reports for the Board of Trustees based on financial and administrative data (including 15c reports).

c.	Evaluate independent auditor.

d.	Secure and monitor fidelity bond and director and officer liability coverage, and make the necessary Securities and Exchange Commission (the “SEC”) filings relating thereto.

e.	Prepare minutes of meetings of the Board of Trustees, Committees of the Board and Fund shareholders.

f.	Recommend dividend declarations to the Board of Trustees, prepare and distribute to appropriate parties notices announcing declaration of dividends and other distributions to shareholders.

g.	Provide personnel to serve as officers of the Trust if so elected by the Board of Trustees, attend Board of Trustees meetings and present materials for Trustees’ review at such meetings as requested.
(4)	Assist in monitoring the payments to intermediaries (sub-transfer agency fees, 12b-1 fees, etc.) by the Distributor and/or Adviser.

(5)	Assist in tracking advances, trails and contingent deferred sales charges for Class B and C shares.

(6)	Audits:
a.	Prepare appropriate schedules and assist independent auditors.

b.	Provide information to the SEC and facilitate audit process.

c.	Provide office facilities.
(7)	Assist in overall operations of the Funds.

(8)	Pay Fund expenses upon written authorization from the Trust.

(9)	Assist in monitoring arrangements under shareholder services or similar plan.

(10)	Provide net asset value (“NAV”), performance and such other Fund data as may be requested by the Trust to third party survey vendors, such as Lipper and Value Line.
B.	Compliance:
(1)	Regulatory Compliance:
a.	Monitor compliance with the 1940 Act requirements, including:
(i)	Asset diversification tests.

(ii)	Total return and SEC yield calculations.

(iii)	Maintenance of books and records under Rule 31a-3.

(iv)	Code of Ethics requirements for the disinterested Trustees of the Fund.
b.	Monitor Funds’ compliance with the policies and investment limitations of the Funds as set forth in their current prospectus(es) (the “Prospectus”) and statement of additional information (the “SAI”).

c.	Maintain awareness of applicable regulatory and operational service issues and recommend dispositions with respect to the Funds.

d.	Reasonably cooperate with the Chief Compliance Officer of the Trust with respect to requests for information and other assistance regarding the obligations of the Trust and the Funds pursuant to Rule 38a-1 under the 1940 Act.
(2)	Blue Sky Compliance:

(3)
a.	Prepare and file with the appropriate state securities authorities any and all required filings relating to the securities of each Fund, or class of shares of a Fund, as applicable, so as to enable the Fund to make a continuous offering of its shares in all states.

b.	Monitor status and maintain registrations in each state.

c.	Provide information regarding material developments in state securities regulation.
(4)	SEC Registration and Reporting:
a.	Assist Adviser and Fund counsel in updating the Prospectus and SAI and in preparing proxy statements and Rule 24f-2 notices.

b.	Prepare and file annual and semiannual reports, Form N-SAR filings and Rule 24f-2 notices.

c.	Coordinate the printing, filing and mailing of publicly disseminated Prospectuses and reports, and amendments and supplements thereto.

d.	Assist the Trust in the evaluation and selection of a financial printer.

e.	File fidelity bond under Rule 17g-l.

f.	File proxy voting reports on Form N-PX.

g.	File portfolio holdings reports on Form N-Q under Rule 30b1-5 and shareholder reports on Form N-CSR under Rule 30b2-1. To the extent reasonably requested by the Trust, USBFS agrees to use commercially reasonable efforts to assist the Trust and the Funds in complying with the Sarbanes-Oxley Act and implementing the Trust’s disclosure controls and procedures if such request is within the scope of services provided by USBFS and its affiliates. USBFS agrees to inform the Trust of any material development related to the Funds that USBFS reasonably believes is relevant to the Trust’s officers’ certification obligations under the Sarbanes-Oxley Act.

h.	Monitor sales of each Fund’s shares and ensure that such shares are properly registered or that proper notice filing have been made with the SEC and the appropriate state authorities.
(5)	IRS Compliance:
a.	Monitor each Fund’s status as a regulated investment company under Subchapter M, including, without limitation, review of the following:
(i)	Asset diversification requirements.

(ii)	Qualifying income requirements.

(iii)	Distribution requirements.
b.	Calculate required distributions (including excise tax distributions).
C.	Financial Reporting:
(1)	Provide financial data required by the Prospectus and SAI.

(2)	Prepare financial reports for officers, shareholders, tax authorities, performance reporting companies, the Trustees, the SEC, and independent auditors.

(3)	Supervise the Trust’s custodian and fund accountants in the maintenance of the Trust’s general ledger and in the preparation of the Funds’ financial statements, including oversight of expense accruals and payments, of the determination of NAV of the Funds’ net assets and of the Funds’ shares, and of the declaration and payment of dividends and other distributions to shareholders.

(4)	Compute the yield, total return and expense ratio of each class of each Fund, and each Fund’s portfolio turnover rate.

(5)	Monitor the expense accruals and notify the Trust’s management of any proposed adjustments.

(6)	Prepare monthly financial statements, which include without limitation the following items:
a.	Schedule of Investments.

b.	Statement of Assets and Liabilities.

c.	Statement of Operations.

d.	Statement of Changes in Net Assets.

e.	Cash Statement.

f.	Schedule of Capital Gains and Losses.
(7)	Prepare quarterly broker security transaction summaries.
D.	Tax Reporting:
(1)	Prepare and file on a timely basis appropriate federal and state tax returns including, without limitation, Forms 1120/8610 with any necessary schedules.

(2)	Prepare state income breakdowns where relevant.

(3)	File Form 1099 Miscellaneous for payments to Trustees and other service providers.

(4)	Monitor wash sale losses.

(5)	Calculate eligible dividend income for corporate shareholders.
3.	Compensation

As full compensation for providing the services set forth in this Agreement, USBFS shall be paid in accordance with the fee schedule set forth on Exhibit B hereto (as amended from time to time by mutual consent of the parties). The Trust shall pay all fees and reimbursable expenses within thirty (30) calendar days following receipt of the billing notice, except for any fee or expense subject to a good faith dispute. The Trust shall notify USBFS in writing within thirty (30) calendar days following receipt of any invoice if the Trust wishes to dispute any amounts in good faith. The Trust shall settle such disputed amounts within ten (10) calendar days of the day on which the parties agree to the amount to be paid.

4.	Standard of Care; Indemnification; Limitation of Liability
A.	USBFS shall exercise reasonable care in the performance of its duties under this Agreement and shall be liable for any error of judgment or mistake of law or for any losses, claims, demands, liabilities, damages and expenses (including the reasonable costs of investigating or defending any alleged losses, claims, demands, liabilities, damages or expenses and any reasonable counsel fees incurred in connection therewith) (collectively, “Losses”) suffered by the Trust and the Funds in connection with matters to which this Agreement relates arising out of or relating to USBFS’ refusal or failure to comply (except where such compliance would have resulted in violation of any law or regulation) with the terms of this Agreement or from USBFS’ bad faith, negligence, or willful misconduct on its part in the performance of its duties under this Agreement. USBFS shall not be liable for any Losses suffered by the Trust in connection with matters to which this Agreement relates, including Losses resulting from (i) mechanical breakdowns or the failure of communication or power supplies beyond USBFS’ control, absent its violation of the standard of care set forth in this Section 4.A and (ii) any written or oral instructions provided to USBFS by any duly authorized officer of the Trust, such duly authorized officer to be included in a list of officers furnished to USBFS and as amended from time to time in writing by resolution of the Board of Trustees.

B.	In the event of a mechanical breakdown or failure of communication or power supplies beyond its control, USBFS shall take all reasonable steps to minimize service interruptions for any period that such interruption continues beyond USBFS’ control. USBFS will make every reasonable effort to restore any lost or damaged data and correct any errors resulting from such a breakdown at the expense of USBFS. USBFS agrees that it shall, at all times, have reasonable contingency plans with appropriate parties, making reasonable provision for emergency use of electrical data processing equipment to the extent appropriate equipment is available. Representatives of the Trust shall be entitled to inspect USBFS’ premises and operating capabilities at any time during regular business hours of USBFS, upon reasonable notice to USBFS. Notwithstanding the foregoing, USBFS reserves the right to reprocess and correct administrative errors at its own expense.

C.	USBFS shall indemnify, defend and hold the Trust and each of its present or former trustees, officers, employees, representatives and any person who controls or previously controlled USBFS within the meaning of Section 15 of the 1933 Act, free and harmless from and against any and all Losses which the Trust, each of its present and former trustees, officers, employees or representatives or any such controlling person, may incur under the Securities Act of 1933, as amended (the “1933 Act”), the Securities Exchange Act of 1934 (the “1934 Act”), any other statute (including state securities laws) or any rule or regulation thereunder, or under common law or otherwise, arising out of or relating to USBFS’ refusal or failure to comply (except where such compliance would have resulted in violation of any law or regulation) with the terms of this Agreement or from USBFS’ bad faith, negligence, or willful misconduct in the performance of its duties under this Agreement or applicable law.

D.	The Trust shall indemnify, defend and hold USBFS and each of its present or former members, officers, employees, representatives and any person who controls or previously controlled USBFS within the meaning of Section 15 of the 1933 Act, free and harmless from and against any and all Losses which USBFS, each of its present and former members, officers, employees or representatives or any such controlling person, may incur under the 1933 Act, the 1934 Act, any other statute (including state securities laws) or any rule or regulation thereunder, or under common law or otherwise, arising out of or based upon the Trust’s failure to comply with the terms of this Agreement or applicable law.

E.	In order that the indemnification provisions contained in this section shall apply, it is understood that the indemnitor, whether USBFS or the Trust, shall be entitled to participate at its own expense in the defense or, if it so elects, to assume the defense of any suit brought to enforce any such loss, claim, demand, liability, damage or expense, but if the indemnitor elects to assume the defense, such defense shall be conducted by counsel chosen by the indemnitor and approved by the indemnitee, which approval shall not be unreasonably withheld. In the event the indemnitor elects to assume the defense of any such suit and retain such counsel, the indemnitee defendant or defendants in such suit shall bear all of the fees and expenses of any additional counsel retained by them. If the indemnitor does not elect to assume the defense of any such suit, or in case the indemnitee, in the exercise of reasonable judgment, disapproves of counsel chosen by the indemnitor, or if under prevailing law or legal codes of ethics, the same counsel cannot effectively represent the interests of both the indemnitor and the indemnitee, and each of its present or former trustees, members, officers, employees, representatives or any controlling persons, the indemnitor will reimburse the indemnitee or indemnitees named as defendant or defendants in such suit or action for the fees and expenses of any counsel retained by the indemnitee and them. The indemnitor’s indemnification agreement contained in this Agreement shall remain operative and in full force and effect regardless of any investigation made by or on behalf of the indemnitee, and each of its present or former trustees, members, officers, employees, representatives or any controlling persons, and shall survive the termination of this Agreement. This agreement of indemnity will inure exclusively to the indemnitee’s benefit, to the benefit of each of its present or former trustees, members, officers, employees or representatives, as the case may be, or to the benefit of any controlling persons and their successors.

F.	In order that the indemnification provisions contained in this section shall apply, it is understood that indemnitor’s agreement to indemnify any indemnitee with respect to any action or claim of loss by a third party, is expressly conditioned upon the indemnitor being notified of such action or claim of loss brought against any of the foregoing indemnitees within thirty (30) days after the summons or other first legal process giving information of the nature of the claim shall have been served upon the indemnitee, unless the failure to give notice does not prejudice the indemnitor. Such notification shall be given pursuant to the notice provisions set forth in Section 13 below.
5.	Proprietary and Confidential Information

USBFS agrees on behalf of itself and its members, officers, and employees to treat confidentially and as proprietary information of the Trust all records and other information relative to the Trust and prior, present, or potential shareholders of the Trust (and clients of said shareholders), and not to use such records and information for any purpose other than the performance of its responsibilities and duties hereunder, except after prior notification to and approval in writing by the Trust, which approval shall not be unreasonably withheld and may not be withheld where USBFS may be exposed to civil or criminal contempt proceedings for failure to comply, when requested to divulge such information by duly constituted authorities, or when so requested by the Trust.

Further, USBFS will adhere to the privacy policies adopted by the Trust pursuant to Title V of the Gramm-Leach-Bliley Act, as may be modified from time to time (the “Act”). Notwithstanding the foregoing, USBFS will not share any nonpublic personal information concerning any of the Trust’s shareholders to any third party unless specifically directed by the Trust or allowed under one of the exceptions noted under the Act.

6.	Term of Agreement; Amendment

This Agreement shall become effective as of the date first written above and will continue in effect for a period of one year. Subsequent to the initial one-year term, this Agreement may be terminated by either party upon giving ninety (90) days prior written notice to the other party or such shorter period as is mutually agreed upon by the parties. However, this Agreement may be amended by mutual written consent of the parties.

7.	Records

USBFS shall keep records relating to the services to be performed hereunder in the form and manner, and for such period, as it may deem advisable and is agreeable to the Trust, but not inconsistent with the rules and regulations of appropriate government authorities, in particular, Section 31 of the 1940 Act and the rules thereunder. USBFS agrees that all such records prepared or maintained by USBFS relating to the services to be performed by USBFS hereunder are the property of the Trust and will be preserved, maintained, and made available in accordance with such applicable sections and rules of the 1940 Act and will be promptly surrendered to the Trust on and in accordance with its request.

8.	Governing Law

This Agreement shall be construed in accordance with the laws of the State of Delaware, without regard to conflicts of law principles of that or any other jurisdiction. To the extent that the applicable laws of the State of Delaware, or any of the provisions herein, conflict with the applicable provisions of the 1940 Act, the latter shall control, and nothing herein shall be construed in a manner inconsistent with the 1940 Act or any rule or order of the SEC thereunder.

9.	Duties in the Event of Termination

In the event that, in connection with termination, a successor to any of USBFS’s duties or responsibilities hereunder is designated by the Trust by written notice to USBFS, USBFS will promptly, upon such termination and at the expense of the Trust, transfer to such successor all relevant books, records, correspondence, and other data established or maintained by USBFS under this Agreement in a form reasonably acceptable to the Trust (if such form differs from the form in which USBFS has maintained, the Trust shall pay any expenses associated with transferring the data to such form), and will cooperate in the transfer of such duties and responsibilities, including provision for assistance from

USBFS’s personnel in the establishment of books, records, and other data by such successor.

10.	No Agency Relationship

Nothing herein contained shall be deemed to authorize or empower USBFS to act as agent for the other party to this Agreement, or to conduct business in the name, or for the account, of the other party to this Agreement.

11.	Data Necessary to Perform Services

The Trust or its agent shall furnish to USBFS the data necessary to perform the services described herein at such times and in such form as mutually agreed upon. If USBFS is also acting in another capacity for the Trust, nothing herein shall be deemed to relieve USBFS of any of its obligations in such capacity.

12.	Assignment

This Agreement may not be assigned by either party without the prior written consent of the other party.

13.	Multiple Originals

This Agreement may be executed on two or more counterparts, each of which when so executed shall be deemed to be an original, but such counterparts shall together constitute but one and the same instrument

14.	Notices

Any notice required or permitted to be given by either party to the other shall be in writing and shall be deemed to have been given on the date delivered personally or by courier service, or three (3) days after sent by registered or certified mail, postage prepaid, return receipt requested, or on the date sent and confirmed received by facsimile transmission to the other party’s address set forth below:

Notice to USBFS shall be sent to:
U.S. Bancorp Fund Services, LLC
615 East Michigan Street
Milwaukee, WI 53202
and notice to the Trust shall be sent to:

Mr. John Sherman
Optimum Q™ Funds
MDT Advisers
125 Cambridge Park Drive
Cambridge, MA 02140-2329

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by a duly authorized officer on one or more counterparts as of the date first above written.

OPTIMUM QTM FUNDS		U.S. BANCORP FUND SERVICES, LLC

By:	/s/ R. Schorr Berman	By:	/s/ Joe Redwine
	R. Schorr Berman		Joe Redwine

Title:	President	Title:	President

Exhibit A
to the
Fund Administration Servicing Agreement
Fund Names
Separate Series of Optimum Q™ Funds

Name of Series		Date Added
A.	All Cap Core Fund	9/12/02
B.	Balanced Growth Fund	9/12/02
C.	Capital Conservation Fund	9/12/02
D.	Small Cap Value Fund	9/1/05
E.	Small Cap Growth Fund	9/1/05
F.	Small Cap Core Fund	9/1/05
G.	Mid Cap Growth Fund	9/1/05
H.	Large Cap Growth Fund	9/1/05
I.	Tax-Aware All Cap Core Fund	9/1/05

1

Exhibit B
to the
Fund Administration Servicing Agreement
Fee Schedule